Exhibit 99.1

NEWS RELEASE

For Release:	Immediate

Contact:	Ted Detrick, Investor Relations – (215) 761-1414
Wendell Potter, Media Relations – (215) 761-4450

CIGNA REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS

Earnings reflect strong consolidated results

o	Net income was $0.93 per share[1] in the quarter, a 22% increase from fourth quarter 2006 net income of $0.76 per share[1,2].

o	Adjusted income from operations[3] was $0.98 per share[1] in the quarter, a 13% increase over fourth quarter 2006.

o	Aggregate medical membership increased by 8% during 2007. This includes the 340 thousand members acquired through acquisition of Sagamore Health Network.

o	The company currently estimates 2008 earnings per share[1], on an adjusted income from operations[3,10] basis, to be in the range of $4.05 to $4.25.

PHILADELPHIA, February 6, 2008 -- CIGNA Corporation (NYSE: CI) today reported net income of $263 million, or $0.93 per share1, for the fourth quarter of 2007 compared with $232 million, or $0.76 per share1,2, for the same period last year.

For full year 2007, net income was $1.12 billion, or $3.87 per share1,2, compared with $1.16 billion, or $3.43 per share1,2, in 2006.

CIGNA's adjusted income from operations3 was $277 million, or $0.98 per share1, for the fourth quarter of 2007 versus $266 million, or $0.87 per share1,2, for the same period last year.

For full year 2007, adjusted income from operations3 was $1.14 billion, or $3.96 per share1,2, compared with $1.06 billion, or $3.15 per share1,2, in 2006.

“Our consolidated results for 2007 reflect our continued success in delivering quality health and wellness services to customers and consumers around the globe,” said CIGNA Chairman and Chief Executive Officer H. Edward Hanway.  “In 2007, our health care business grew earnings and gained market share through solid execution of the fundamentals and our differentiated products and capabilities. In addition, our group disability and life and international businesses delivered competitively strong top-line and bottom-line results.  We expect to continue this success in 2008 and beyond as we further our mission to become the leading health services company, dedicated to improving the health, well-being, and security of the people we serve.”

CONSOLIDATED HIGHLIGHTS

The following is a reconciliation of adjusted income from operations3 to net income (after-tax; dollars in millions, except per share amounts):

	Three months ended			Year ended
	Dec. 31, 2007	Dec. 31, 2006	Sept. 30, 2007	Dec. 31, 2007
Adjusted income from operations[3]	$277	$266	$323	$1,143
Realized investment gains (losses), net of taxes	(14)	14	17	10
Special items[4], net of taxes	-	(48)	23	(33)
Income from continuing operations	$263	$232	$363	$1,120
Income (Loss) from discontinued operations[5]	-	-	2	(5)
Net income	$263	$232	$365	$1,115

Adjusted income from operations[3], per share[1,2]	$0.98	$0.87	$1.14	$3.96
Income from continuing operations, per share[1,2]	$0.93	$0.76	$1.28	$3.88
Net income per share[1,2]	$0.93	$0.76	$1.28	$3.87

•	Consolidated revenues were $4.5 billion for the fourth quarter of 2007 and $4.2 billion for the fourth quarter of 2006.

•	Health care medical claims payable[6] were approximately $715 million at December 31, 2007 and $710 million at December 31, 2006.

•	In 2007, the company repurchased[7] on the open market approximately 23.7 million shares[2] for $1.16 billion.

•	Cash and short term investments at the parent company were approximately $885 million at December 31, 2007 and $425 million at December 31, 2006.

HIGHLIGHTS OF SEGMENT RESULTS

•	“Adjusted segment earnings (loss)” are adjusted income (loss) from operations[3], as applicable, for each segment (see Exhibit 2).

Health Care

•
This segment includes medical and specialty health care products and services provided on guaranteed cost, retrospectively experience-rated and service-only funding bases. Specialty health care includes behavioral, dental, disease management and pharmacy-related products and services.

Financial Results (dollars in millions, medical membership in thousands):

	Fourth Qtr. 2007	Fourth Qtr. 2006	Third Qtr. 2007	Year ended Dec. 31, 2007

Adjusted Segment Earnings, After-Tax	$170	$176	$173	$679
Premiums and Fees	$2,650	$2,577	$2,643	$10,666
Segment Margin, After-Tax[8]	5.6%	5.9%	5.7%	5.5%

Aggregate Medical Membership	10,169	9,389	10,223

•
Adjusted segment earnings included unfavorable after-tax prior year claim development of $2 million for fourth quarter 2007 and favorable after-tax prior year claim development of $8 million for full year 2007. Fourth quarter 2006 and third quarter 2007 included favorable after-tax prior year claim development of $11 million and $5 million, respectively. Excluding prior year claim development, full-year 2007 adjusted segment earnings continue to reflect the favorable impact of our guaranteed cost pricing strategy and effective operating expense management.  Fourth quarter 2007 adjusted segment earnings reflect lower experience-rated margins.

•	Premiums and fees increased by approximately 3% relative to fourth quarter 2006, primarily reflecting growth in specialty and Medicare Part D.

Disability and Life

•	This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	Fourth Qtr. 2007	Fourth Qtr. 2006	Third Qtr. 2007	Year ended Dec. 31, 2007

Adjusted Segment Earnings, After-Tax	$57	$46	$63	$248
Premiums and Fees	$607	$546	$610	$2,374
Segment Margin, After-Tax[8]	8.1%	7.2%	8.8%	8.9%

•
Adjusted segment earnings in the quarter reflect favorable accident claims experience, effective operating expense management, and competitively attractive disability margins. Fourth quarter 2007 results included a $4 million after-tax charge related to a New York regulatory ruling. Third quarter and full year 2007 adjusted segment earnings included the after-tax favorable impact of reserve studies of $3 million and $12 million, respectively.

International

•	This segment includes CIGNA’s life, accident and supplemental health insurance and expatriate benefits businesses operating in select international markets.

Financial Results (dollars in millions):

	Fourth Qtr. 2007	Fourth Qtr. 2006	Third Qtr. 2007	Year ended Dec. 31, 2007

Adjusted Segment Earnings, After-Tax	$45	$34	$47	$174
Premiums and Fees	$496	$409	$454	$1,800
Segment Margin, After-Tax[8]	8.6%	7.9%	9.9%	9.2%

•	Adjusted segment earnings in the quarter reflect continued growth and competitively strong margins in both the life, accident, and supplemental health insurance and expatriate benefit businesses.

Other Segments

•	Adjusted segment earnings (losses) for CIGNA's remaining operations are presented below (after-tax, dollars in millions):

	Fourth Qtr. 2007	Fourth Qtr. 2006	Third Qtr. 2007	Year ended Dec. 31, 2007
Run-off Reinsurance	$10	$8	$39	$45
Other Operations[9]	$24	$25	$30	$104
Corporate	$(29)	$(23)	$(29)	$(107)

•
Run-off Reinsurance results for the quarter included the favorable impact of settlement activity and favorable claim experience on workers compensation products, partially offset by lower results in the Guaranteed Minimum Income Benefit (GMIB) business, primarily reflecting equity market declines and lower interest rates.

OUTLOOK

•	CIGNA currently estimates full year 2008 consolidated adjusted income from operations[3,10] to be in the range of $1.165 billion to $1.225 billion, or $4.05 to $4.25 per share[1].

•	CIGNA currently estimates full year 2008 adjusted income from operations[3,10] for the Health Care segment to be in the range of $740 million to $780 million.

•
CIGNA's 2008 adjusted income from operations (as further described in Note 10) will be defined as income from continuing operations excluding realized investment results, the GMIB business results, and special items.

•	CIGNA’s earnings and earnings per share[1] outlooks exclude the impacts of any future stock repurchase and the pending acquisition of Great-West Healthcare.

•	Full year 2008 medical membership is expected to grow by 2% to 5%. This estimate excludes the impact of membership growth related to the pending acquisition of Great-West Healthcare.

•	Management will provide additional information about the 2008 earnings outlook on CIGNA's fourth quarter 2007 earnings call.

The foregoing statements represent management’s current estimate of CIGNA's 2008 consolidated and Health Care segment adjusted income from operations3,10 as of the date of this release. Actual results may differ materially depending on a number of factors, and investors are urged to read the Cautionary Statement included in this release for a description of those factors. Management does not assume any obligation to update these estimates.

This quarterly earnings release and the Quarterly Statistical Supplement are available on CIGNA’s website in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/about_us/investor_relations/recent_disclosures.html).  A link to the conference call, on which management will review fourth quarter and full year 2007 results and discuss 2008 outlook, is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/about_us/investor_relations/events.html).

Notes:

1.	Earnings per share (EPS) are on a diluted basis.

2.
On April 25, 2007, CIGNA's Board of Directors declared a three-for-one stock split of the company’s common shares, in the form of a stock dividend, to all shareholders of record on May 21, 2007. All share and earnings per share figures have been adjusted to reflect the three-for-one stock split, which was effective June 4, 2007.

3.
CIGNA measures the financial results of its segments using Segment Earnings (Loss), which is defined as income (loss) from continuing operations excluding realized investment results.  Adjusted income (loss) from operations is segment earnings (loss) excluding special items (which are identified and quantified in Note 4).  Adjusted income (loss) from operations is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and net income.  This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, which are segment earnings (loss), income from continuing operations, and net income.  See Exhibit 2 for a reconciliation of adjusted income (loss) from operations to segment earnings (loss), income from continuing operations, and consolidated net income. See footnote 10, for definition of adjusted income (loss) from operations for 2008 and beyond.

4.	Special items included in net income and segment earnings (loss), but excluded from adjusted income (loss) from operations, adjusted segment earnings, and the calculation of segment margins are:

Third Quarter 2007
o	After-tax benefit of $23 million related to completion of an IRS examination (described in more detail in CIGNA's Form 10-Q for the quarter ended September 30, 2007).

Year ended December 31, 2007
o
After-tax charge of $56 million to increase reserves based on changes to assumptions for annuitization election rates and policy lapse rates under agreements that reinsure guaranteed minimum income benefit contracts issued by other insurance companies. This was partially offset by an after-tax benefit of $23 million related to completion of an IRS examination (described in more detail in CIGNA's Form 10-Q for the quarter ended September 30, 2007).

Fourth Quarter 2006
o	After-tax charge of $25 million resulting from settlement of the shareholder class-action lawsuit.

o	After-tax charge of $23 million related to CIGNA's continuing efforts to improve operating efficiency in its Health Care operations and supporting areas.

5.	The discontinued operations included in net income are:

Third Quarter 2007
o	Primarily due to an after-tax benefit of $2 million related to completion of an IRS examination (described in more detail in CIGNA's Form 10-Q for the quarter ended September 30, 2007).

Year ended December 31, 2007
o
Primarily due to a $23 million loss associated with the sale of operations in Chile, partially offset by a $16 million after-tax gain associated with the disposition of certain real-estate investments and an after-tax benefit of $2 million related to completion of an IRS examination (described in more detail in CIGNA's Form 10-Q for the quarter ended September 30, 2007).

6.
Health care medical claims payable are presented net of reinsurance and other recoverables. The gross health care medical claims payable balance was $975 million as of December 31, 2007 and $960 million as of December 31, 2006.

7.
Repurchases were also made and may from time to time be made pursuant to written trading plans under Rule 10b5-1, which permit shares to be repurchased when CIGNA might otherwise be precluded from doing so under insider trading laws or because of self-imposed trading blackout periods.

8.
Segment margins in this press release are calculated by dividing adjusted segment earnings by segment revenues. Segment margins including special items for HealthCare were 5.4% for the three months ended December 31, 2006. Segment margins including special items for Disability and Life were 9.7% for the three months ended September 30, 2007 and 9.1% for the year ended December 31, 2007. Segment margins including special items for International were 10.4% for the three months ended September 30, 2007 and 9.3% for the year ended December 31, 2007.

9.
Effective January 1, 2007, CIGNA changed its segment presentation to report the results of the Run-off Retirement business within Other Operations.  Prior period results have been restated to conform to the new segment presentation.

10.
Beginning in 2008, adjusted income (loss) from operations will be defined as income from continuing operations excluding realized investment results, the GMIB business results, and special items. The 2008 GMIB results are expected to include charges associated with the adoption of Statement of Financial Accounting Standards No. 157, entitled “Fair Value Measurements”, which clarifies the measurement of and expands disclosures regarding the fair valuing of certain assets and liabilities. Management’s current estimate of the first quarter 2008 after-tax charge associated with the implementation of SFAS 157 is in the range of $125 million to $150 million. Although the implementation and prospective application of SFAS 157 has no economic impact on CIGNA, changes in interest rates, stock market volatility, and other factors may result in changes to the fair value assumptions, which could result in a material adverse or favorable impact on the Run-off Reinsurance segment and CIGNA’s results of operations in the first quarter of 2008 and other future periods.  For example, based on the interest rate changes, stock market volatility, andother factors that existed on January 31, 2008, CIGNA would have recorded an after-tax charge of approximately $50 million related to the GMIB business in its Run-off Reinsurance segment. Information is not available for management (1) to identify or reasonably estimate additional 2008 special items or (2) to reasonably estimate future realized investment gains (losses) or the GMIB business results due in part to interest rate and stock market volatility and other internal and external factors; therefore it is not possible to provide a forward-looking reconciliation of adjusted income from operations to income from continuing operations.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in CIGNA’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors.  Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties.  These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made.  Forward-looking statements include but are not limited to the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends, and, in particular, CIGNA’s productivity initiatives, litigation and other legal matters, operational improvement in the health care operations, and the outlook for CIGNA’s full year 2007 and 2008 results. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe”, “expect”, “plan”, “intend”, “anticipate”, “estimate”, “predict”, “potential”, “may”, “should” or similar expressions.

You should not place undue reliance on these forward-looking statements.  CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors.  Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in CIGNA’s health care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on CIGNA’s employee benefits businesses;
3.
challenges and risks associated with implementing operational improvement initiatives and strategic actions in the health care operations, including those related to:  (i) offering products that meet emerging market needs, (ii) strengthening underwriting and pricing effectiveness, (iii) strengthening medical cost and medical membership results, (iv) delivering quality member and provider service using effective technology solutions, and (v) lowering administrative costs;

4.
risks associated with pending and potential state and federal class action lawsuits, purported securities class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging CIGNA’s businesses and the outcome of pending government proceedings and federal tax audits;

5.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA’s businesses, primarily the health care business;
6.	significant changes in interest rates;
7.	downgrades in the financial strength ratings of CIGNA’s insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business;
8.
limitations on the ability of CIGNA’s insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries’ financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

9.
inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures contracts and in matching such contracts to the underlying equity risk);

10.
adjustments to the reserve assumptions (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating CIGNA’s liabilities for reinsurance contracts covering guaranteed minimum death benefits under certain variable annuities;

11.
adjustments to the assumptions (including annuity election rates and reinsurance recoverables) used in estimating CIGNA’s assets and liabilities for reinsurance contracts that guarantee minimum income benefits under certain variable annuities;

12.
significant stock market declines, which could, among other things, result in increased pension expenses of CIGNA’s pension plan in future periods and the recognition of additional pension obligations;

13.
unfavorable claims experience related to workers’ compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

14.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA’s operations and investments;
15.
changes in public policy and in the political environment, which could affect state and federal law, including legislative and regulatory proposals related to health care issues, which could increase cost and affect the market for CIGNA’s health care products and services; and amendments to income tax laws, which could affect the taxation of employer provided benefits, and pension legislation, which could increase pension cost;

16.
potential public health epidemics and bio-terrorist activity, which could, among other things, cause CIGNA’s covered medical and disability expenses, pharmacy costs and mortality experience to rise significantly, and cause operational disruption, depending on the severity of the event and number of individuals affected;

17.	risks associated with security or interruption of information systems, which could, among other things, cause operational disruption;
18.
challenges and risks associated with the successful management of CIGNA’s outsourcing projects or key vendors, including the agreement with IBM for provision of technology infrastructure and related services;

19.	the ability of the parties to satisfy conditions to the closing of the Great-West transaction, including obtaining required regulatory approvals;
20.
the ability to successfully integrate and operate the businesses being acquired from Great-West by, among other things, renewing insurance and administrative services contracts on competitive terms, retaining and growing membership, realizing revenue, expense and other synergies, successfully leveraging the information technology platform of the acquired businesses, and retaining key personnel;

21.
the ability of CIGNA to execute its growth plans by successfully leveraging its capabilities and those of the business being acquired from Great-West to further enhance the combined organization’s network access position, underwriting effectiveness, delivery of quality member and provider service, and increased penetration of its membership base with differentiated product offerings; and

22.	any adverse effect to CIGNA's business or the business being acquired from Great-West due to uncertainty relating to the acquisition transactions.

This list of important factors is not intended to be exhaustive.  Other sections of CIGNA’s most recent Annual Report on Form 10-K, including the “Risk Factors” section, the Cautionary Statement in Management’s Discussion and Analysis of Financial Condition and Results of Operations, CIGNA's Forms 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007, and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude CIGNA from realizing the forward-looking statements.  CIGNA does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 1
CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS
(Dollars in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

REVENUES

Premiums and fees	$3,799	$3,571	$15,008	$13,641
Net investment income	274	271	1,114	1,195
Mail order pharmacy revenues	292	291	1,118	1,145
Other revenues *	112	50	368	346
Realized investment gains (losses)	(22)	22	15	220

Total	$4,455	$4,205	$17,623	$16,547

ADJUSTED INCOME (LOSS) FROM OPERATIONS **

Health Care	$170	$176	$679	$668
Disability and Life	57	46	248	226
International	45	34	174	138
Run-Off Reinsurance	10	8	45	(14)
Other Operations	24	25	104	106
Corporate	(29)	(23)	(107)	(62)

Total	$277	$266	$1,143	$1,062

NET INCOME

Segment Earnings (Loss)
Health Care	$170	$161	$679	$653
Disability and Life	57	46	254	226
International	45	34	176	138
Run-Off Reinsurance	10	8	(11)	(14)
Other Operations	24	25	109	106
Corporate	(29)	(56)	(97)	(95)

Total	277	218	1,110	1,014

Realized investment gains (losses), net of taxes	(14)	14	10	145

Income from continuing operations	263	232	1,120	1,159

Income (loss) from discontinued operations	-	-	(5)	(4)

Net income	$263	$232	$1,115	$1,155

DILUTED EARNINGS PER SHARE ***:

Adjusted income from operations	$0.98	$0.87	$3.96	$3.15
Realized investment gains (losses), net of taxes	(0.05)	0.05	0.03	0.43
Special items, after-tax	-	(0.16)	(0.11)	(0.14)
Income from continuing operations	0.93	0.76	3.88	3.44

Income (loss) from discontinued operations	-	-	(0.01)	(0.01)

Net income	$0.93	$0.76	$3.87	$3.43
Weighted average shares (in thousands)	282,683	305,560	288,332	336,985

SHAREHOLDERS' EQUITY at December 31:			$4,748	$4,330

SHAREHOLDERS' EQUITY PER SHARE at December 31***:			$16.98	$14.63

* Includes the following item:
- Includes pre-tax results of $14 million gain for the fourth quarter of 2007, $32 million loss for the year ended December 31,2007, $40 million loss for the fourth quarter of 2006 and $96 million loss for the year ended December 31, 2006 from futures contracts entered into as part of a program to manage equity risks in CIGNA's run-off reinsurance operations.  CIGNA recorded corresponding offsets in benefits and expenses to adjust liabilities for reinsured guaranteed minimum death benefit contracts.

** See Exhibit 2 for a detailed reconciliation of adjusted income (loss) from operations to segment earnings (loss) and consolidated income from continuing operations and consolidated net income presented in accordance with generally accepted accounting principles (GAAP).

*** In the second quarter of 2007, CIGNA completed a three-for-one stock split of CIGNA's common shares. All share and per share figures have been adjusted to reflect the stock split.

CIGNA Corporation	Exhibit 2
Supplemental Financial Information
Reconciliation of Adjusted Income from Operations to GAAP Net Income
(Dollars in millions, except per share amounts)

	Diluted
	Earnings									Disability
	Per Share *			Consolidated			Health Care			& Life			International
Quarterly Results:	4Q07	4Q06	3Q07	4Q07	4Q06	3Q07	4Q07	4Q06	3Q07	4Q07	4Q06	3Q07	4Q07	4Q06	3Q07

Adjusted income (loss) from operations	$0.98	$0.87	$1.14	$277	$266	$323	$170	$176	$173	$57	$46	$63	$45	$34	$47

Special items, after-tax:
Income tax benefit related to the completion
of an IRS examination	-	-	0.08	-	-	23	-	-	-	-	-	6	-	-	2
Charge associated with shareholder litigation settlement	-	(0.08)	-	-	(25)	-	-	-	-	-	-	-	-	-	-
Charge for cost reduction program	-	(0.08)	-	-	(23)	-	-	(15)	-	-	-	-	-	-	-

Segment earnings (loss) **	0.98	0.71	1.22	277	218	346	$170	$161	$173	$57	$46	$69	$45	$34	$49
Realized investment gains (losses), net of taxes	(0.05)	0.05	0.06	(14)	14	17
Income from continuing operations ***	0.93	0.76	1.28	263	232	363
Income (loss) from discontinued operations	-	-	-	-	-	2
Net income ***	$0.93	$0.76	$1.28	$263	$232	$365

	Run-off			Other
	Reinsurance			Operations			Corporate
Quarterly Results:	4Q07	4Q06	3Q07	4Q07	4Q06	3Q07	4Q07	4Q06	3Q07

Adjusted income (loss) from operations	$10	$8	$39	$24	$25	$30	$(29)	$(23)	$(29)

Special items, after-tax:
Income tax benefit related to the completion
of an IRS examination	-	-	-	-	-	5	-	-	10
Charge associated with shareholder litigation settlement	-	-	-	-	-	-	-	(25)	-
Charge for cost reduction program	-	-	-	-	-	-	-	(8)	-

Segment earnings (loss) **	$10	$8	$39	$24	$25	$35	$(29)	$(56)	$(19)

	Diluted
	Earnings						Disability				Run-off		Other
	Per Share *		Consolidated		Health Care		& Life		International		Reinsurance		Operations		Corporate
Year Ended December 31,	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006

Adjusted income (loss) from operations	$3.96	$3.15	$1,143	$1,062	$679	$668	$248	$226	$174	$138	$45	$(14)	$104	$106	$(107)	$(62)

Special items, after-tax:
Income tax benefit related to the completion
of an IRS examination	0.08	-	23	-	-	-	6	-	2	-	-	-	5	-	10	-
Charge associated with
guaranteed minimum income benefit reserves	(0.19)	-	(56)	-	-	-	-	-	-	-	(56)	-	-	-	-	-
Charge associated with shareholder litigation settlement	-	(0.07)	-	(25)	-	-	-	-	-	-	-	-	-	-	-	(25)
Charge for cost reduction program	-	(0.07)	-	(23)	-	(15)	-	-	-	-	-	-	-	-	-	(8)

Segment earnings (loss) **	3.85	3.01	1,110	1,014	$679	$653	$254	$226	$176	$138	$(11)	$(14)	$109	$106	$(97)	$(95)
Realized investment gains (losses), net of taxes	0.03	0.43	10	145
Income from continuing operations ***	3.88	3.44	1,120	1,159
Income (loss) from discontinued operations	(0.01)	(0.01)	(5)	(4)
Net income ***	$3.87	$3.43	$1,115	$1,155

* All earnings per share figures have been adjusted to reflect the three-for-one stock split of CIGNA's common shares as of June 4, 2007.

** CIGNA measures the financial results of its segments using "segment earnings (loss)," which is defined as income (loss) from continuing operations before realized investment gains (losses).

*** Income from continuing operations and net income are presented in accordance with generally accepted accounting principles (GAAP).